UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2007

GEOVIC MINING CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

743 Horizon Court, Suite 300A, Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 256-9681

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

     (c)     Appointment of Officers. Effective November 1, 2007, our Board of Directors elected a (i) Senior Vice President , Chief Financial Officer, and Principal Accounting Officer, and (ii) a Principal Accounting Officer.

                        (1)    The persons and their positions are as follows:

Greg Hill	Chief Financial Officer (“CFO”) (our Principal Financial Officer) and Senior Vice President

Michael G. Walthall	Controller and Principal Accounting
Officer

                        (2)    Mr. Hill, 58, has been the President of Englewood Capital, LLC, a private financial consulting firm, from November 2001 until the present. He has been a consultant and Acting CFO of Geovic, Ltd., our wholly-owned subsidiary, from August 2006 to the present and Acting CFO of Geovic Mining Corp., from December 1, 2006 to present. Effective October 31, 2007. Mr. Hill was named the Chief Financial Officer and a Senior Vice President and designated as the principal financial officer.

                        Mr. Walthall 54, has been a financial consultant for the past five years providing tax, accounting and general business services to small companies and individuals. Earlier, Mr. Walthall held CFO and controller positions with several technology companies and also worked as an investment banker. Mr. Walthal was named the Controller and designated as the principal accounting officer.

                        (3) We intend to enter into a written employment agreement with Mr. Hill pursuant to which he will be compensated at an annual rate of $192,000, retroactive to July 1, 2007. The agreement will have a term of 24 months and include provisions under which compensation for the remaining term of the employment agreement would be paid under certain circumstances upon a change of control of the Company, to be described in the employment agreement. In addition, we have issued to Mr. Hill options to purchase up to a total of 400,000 shares under our Stock Option Plan, with an exercise price of Cdn$2.36 per share, of which 160,000 shares are immediately exercisable and the balance become exercisable in equal increments on October 26 of 2008 and 2009. We also paid a special cash bonus of $30,000 to Mr. Hill in recognition of extraordinary services he furnished before becoming a full time employee.

                        We intend to enter into a written employment agreement with Mr. Walthall pursuant to which he will be compensated at an annual rate of $144,000. The agreement will have a term of 24 months and include provisions under which compensation for the remaining term of the employment agreement would be paid under certain circumstances upon a change of control, to be described in the employment agreement. In addition, we have issued to Mr. Walthall options to purchase up to a total of 40,000 shares under our Stock Option Plan, with an exercise price of Cdn$2.36 per share, of which 16,000 shares are immediately exercisable and the balance become exercisable in equal increments on October 26 of 2008 and 2009.

        (e)     Changes to Compensation of Principal Executive Officer and Other Officers.

        Grant of Options. On October 26, 2007 the Board of Directors granted options under our Stock Option Plan exercisable at Cdn$2.36 per share to the following executive officers, in addition to the option grants identified in subparagraph (c) above:

		Options	Vested on	Vesting	Vesting
Name	Office	Granted	Date of Grant	10/26/2008	10/26/2009
John E. Sherborne, Jr.	CEO	250,000	100,000	75,000	75,000
William A. Buckovic	President	150,000	60,000	45,000	45,000
David Beling	Senior Vice	250,000	100,000	75,000	75,000
	President and
	COO
Gary Morris	Senior Vice	150,000	60,000	45,000	45,000
	President
Shelia Short	Corporate	40,000	16,000	12,000	12,0000
	Secretary

        Employment Agreements. We intend to enter into written employment agreements with each of the above-named persons. The agreements will have a term of 24 months and include provisions under which compensation for the remaining term of the employment agreement would be paid under certain circumstances upon a change of control of the Company, to be described in the employment agreement. Each of the above-named persons will be compensated at the rates shown below, retroactive to July 1, 2007, representing increases from salaries paid to such persons, which were last increased in 2005. We paid special cash bonuses of $125,000 and $100,000 respectively, to Mr. Sherborne and Mr. Beling in recognition of extraordinary services in connection with our financings early in 2007. We also paid year-end 2007 cash bonuses to all the above named executives and to Mr. Hill in amounts equal to 30% of the annualized salary:

Name	Annual Compensation
John E. Sherborne, Jr.	$275,000
David Beling	$240,000
William A. Buckovic	$180,000
Gary Morris	$180,000
Shelia Short	$108,000

Item 7.01. Regulation FD Disclosure.

The information in this Item 7.01 of this Form 8-K (including the exhibit hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 9, 2007, Geovic Mining Corp. (TSXV:GMC/GMC.WT/MC.WT.A/ GMC.WT.B), announced the election of two officers, Greg Hill, Chief Financial Officer and Senior Vice President and Michael G. Walthall, Controller and Principal Accounting Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibits are furnished herewith: 99.1 Press release, dated November 9, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOVIC MINING CORP.
Registrant

November 9, 2007	By: /s/ John E. Sherborne
John E. Sherborne
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                  Description

99.1                      Press release, dated November 9, 2007.